Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 03:14PM 02n6/2019 FILED 03:14PM 02n6/2019 SR 20191429195 - File Number 3898774 CERTIFICATE OF MERGER MERGING TRANSMONTAIGNE GP L.L.C. a Delaware limited liability company WITH AND INTO TRANSMONTAIGNE PARTNERS LLC a Delaware limited liability company Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned hereby certifies the following as ofFebruary 26, 2019: FIRST: LLC. The name of the surviving limited liability company is TransMontaigne Partners SECOND: The name of the limited liability company being merged with and into the surviving limited liability company is TransMontaigne GP L.L.C. THIRD: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies. FOURTH: The Agreement and Plan of Merger is on file at 1670 Broadway, Suite 3100, Denver, Colorado; 80202, the place ofbusiness ofthe surviving limited liability company. FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of any constituent limited liability company. SIXTH: This Certificate of Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware. ******** KE 59413169,5

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized officer as of the date first set forth above.

TRANSMONTAIGNE PARTNERS LLC

By:	/s/ Frederick W. Boutin
Name:	Frederick W. Boutin
Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]